Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197809) and on Form S-8 (No. 333-190471) of Jones Energy, Inc. of our report dated March 14, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information discussed in Note 13, as to which the date is February 5, 2015, relating to the consolidated financial statements, which appears in this Current Report on Form 8-K of Jones Energy, Inc. dated February 5, 2015.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 5, 2015